Exhibit 99.1

For Immediate Release	Press Release

Contact:	Raiford Garrabrant
Cree, Inc.
Director, Investor Relations
Ph: 919-313-5397
Fax: 919-313-5615
Email: raiford_garrabrant@cree.com

Cree Reports Financial Results for the Third Quarter of Fiscal 2007

DURHAM, NC, APRIL 19, 2007 - Cree, Inc. (Nasdaq: CREE), a market-leading innovator of semiconductors that enhance the value of solid-state lighting, power and communications products, today announced revenue of $90.3 million for its fiscal third quarter ended March 25, 2007. This represents a 2% increase compared to the fiscal second quarter and a 16% decrease compared to revenue of $107.7 million reported for the year ago period. Net income for the third quarter was $21.1 million, or $0.27 per diluted share, which includes tax benefits totaling $0.23 per diluted share, compared to $24.0 million or $0.31 per diluted share for the third quarter of 2006.

“Q3 was a solid quarter for Cree, as we delivered financial results that were inline with our previously announced targets and we made a tremendous step forward on our strategy to expand our business with the acquisition of COTCO Luminant Device,” stated Chuck Swoboda, Cree chairman and CEO. “The acquisition of COTCO gives us a strong position in the China market and contributes to each of our strategic goals by expanding our platform for EZBright chips, increasing our component product offering, providing a low-cost manufacturing capability, and expanding our sales channels. The combination of increasing XLamp LED sales, the addition of the COTCO LED product line, and a more stable LED chip business should put us in a strong position to grow next quarter and into fiscal 2008.”

Recent Business Highlights:

➢
Announced the acquisition of COTCO, a leading supplier of high brightness packaged LEDs in China, for consideration valued at approximately $196 million. In addition to the strategic benefits highlighted above, this acquisition is targeted to increase our fiscal 2008 annual revenues by $60 million to $80 on a consolidated basis. We are also targeting to increase earnings per share on a consolidated basis for fiscal 2008 by four to six cents, excluding any in-process R&D or amortization of acquisition-related intangibles.

➢
Began volume shipments of warm white XLamp LEDs that are the first in the industry to deliver lighting-class brightness and efficiency. These new products offer lighting designers and architects the first lighting-class warm white LEDs for general illumination applications that have traditionally used incandescent light sources.

➢
Signed a distribution agreement with World Peace Industrial Co., Ltd. (WPI) to sell and support Cree XLamp products in China, Asia Pacific and Japan. WPI is a member of WPG Holdings, a leading electronics distributor in Asia.

➢
Launched the “LED City” initiative with Raleigh, North Carolina. The initiative is designed to create a “living laboratory” to deliver economic, environmental and usage benefits to the residents of Raleigh by deploying LED lighting in a number of applications, including garage and parking lot lights, street lights, architectural and accent lighting, portable lighting and pedestrian and walkway lighting. In the first installation of the initiative, a municipal parking garage, the city has seen energy savings in excess of 40 percent, and a recent survey shows that the public feels safer in spaces lit by LEDs.

Q3 Financial Metrics:

➢	GAAP EPS of $0.27 including non-recurring cumulative tax benefits of $0.23 per share.

➢	Gross margin was 32% of revenue.

➢
Recognized tax benefits of $18 million primarily related to the release of contingent tax reserves associated with the completion of our research and development tax credit study and the expected resolution of Internal Revenue Service audits of fiscal 2003-2005.

➢	Cash flow from operations was $23 million.

➢	Cash and investments equaled $340 million.

➢	Subsequent to the end of the third fiscal quarter on March 25, 2007, we closed the COTCO transaction and issued 7,604,785 shares of the Company’s common stock and $70 million in cash.

Business Outlook:

For its fourth quarter of fiscal 2007, Cree currently targets revenue in a range of $110 million to $115 million with earnings of $0.05 to $0.07 per diluted share, excluding any in-process R&D or amortization of acquisition-related intangibles resulting from the acquisition of COTCO. The final valuation of acquisition-related intangible assets is expected to be completed by the end of June.

Cree will host a conference call at 5:00 p.m. Eastern time today to review the highlights of the third quarter fiscal 2007 results and the fourth quarter fiscal 2007 business outlook, including significant factors and assumptions underlying the targets noted above. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on to Cree’s website at www.cree.com and go to “Investor Relations — Overview” for webcast details. The call will be archived and available on the website through May 3, 2007.

Supplemental financial information is available in the “Investor Relations” section of Cree’s website, under “Financial Metrics,” “Quarter ending March 25, 2007” at http://www.cree.com/investor/metrics.htm.

About Cree, Inc.

Cree is a market-leading innovator and manufacturer of semiconductors that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting-fixtures makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs in all colors, LED backlighting solutions, power-switching devices and radio-frequency/wireless devices. For additional information please refer to www.cree.com.

The schedules attached to this release are an integral part of the release. This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results, including with respect to our targets and prospects, could differ materially due to a number of factors, including our ability to complete development and commercialization of products under development, such as our pipeline of brighter LED chips and packaged products; our ability to lower costs; potential changes in demand; increasing price competition in key markets; the risk that, due to the complexity of our manufacturing processes and transition of production to larger wafers, we may experience production delays that preclude us from shipping sufficient quantities to meet customer orders or that result in higher production costs and lower margins; risks associated with the ramp-up of our production for our new products; risks resulting from the concentration of our business among few customers, including the risk that customers may reduce or cancel orders or fail to honor purchase commitments; the rapid development of new technology and competing products that may impair demand or render our products obsolete; the potential lack of customer acceptance for our products; risks associated with our recent acquisition; risks associated with on-going litigation; and other factors discussed in our filings with the Securities and Exchange Commission, including our report on Form 10-K for the fiscal year ended June 25, 2006, and subsequent reports filed with the SEC. Except as required under the U.S. federal securities laws and the rules and regulations of the SEC, Cree disclaims any obligation to update any forward-looking statements after the date of this release, whether as a result of new information, future events, developments, changes in assumptions or otherwise.

Cree, the Cree logo and XLamp are registered trademarks of Cree, Inc., and COTCO is a registered trademark of COTCO Luminant Device. EZBright is a trademark of Cree, Inc.

CREE, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	3/25/2007	3/26/2006	3/25/2007	3/26/2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Product revenue	$82,318	$100,781	$261,258	$295,859
Contract revenue	7,935	6,923	21,695	20,387
Total revenue	90,253	107,704	282,953	316,246

Cost of product revenue	55,279	50,946	163,778	145,634
Cost of contract revenue	6,002	5,423	16,934	14,880
Total cost of revenue	61,281	56,369	180,712	160,514

Gross profit	28,972	51,335	102,241	155,732

Operating expenses:
Research and development	15,797	13,333	44,777	40,910
Sales, general and administrative	13,123	11,826	37,659	33,395
(Gain) loss on disposal or impairment of long-lived assets	(154)	208	28	908
Total operating expenses	28,766	25,367	82,464	75,213

Operating income	206	25,968	19,777	80,519

Non-operating income:
Gain on investments in securities	3	-	11,411	587
Other non-operating income	(8)	38	(6)	41
Net interest income	3,998	3,482	11,844	8,777
Income from continuing operations before income taxes	4,199	29,488	43,026	89,924

Income tax expense	(9,846)	5,194	(649)	22,342
Net income from continuing operations	14,045	24,294	43,675	67,582

Income (loss) from discontinued operations, net of related tax effect	7,085	(294)	7,224	(4,152)
Net income	$21,130	$24,000	$50,899	$63,430

Diluted earnings per share:
Income from continuing operations	$0.18	$0.31	$0.56	$0.87
Loss from discontinued operations	$0.09	$-	$0.09	$(0.06)
Net income	$0.27	$0.31	$0.65	$0.81

Weighted average shares of common
stock outstanding, basic	76,417	76,464	76,809	76,011

Weighted average shares of common
stock outstanding, diluted	77,134	78,471	77,729	77,943

CREE, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	3/25/2007	6/25/2006
	(Unaudited)	(Audited)
Assets:
Current assets:
Cash, cash equivalents and short term investments	$265,755	$256,218
Accounts receivable, net	61,252	68,363
Inventory, net	50,302	29,994
Deferred income taxes	11,860	10,092
Prepaid expenses and other current assets	12,498	11,437
Assets of discontinued operations	307	394
Total current assets	401,974	376,498

Property and equipment, net	359,178	342,238
Long-term investments held to maturity	74,330	119,400
Long-term marketable securities	16,467	29,072
Intangible assets, net	40,382	30,286
Goodwill	36,676	-
Other assets	4,941	2,706
Total assets	$933,948	$900,200

Liabilities and Shareholders' Equity:
Current liabilities:
Accounts payable, trade	$27,679	$23,214
Current portion of capital lease obligations	762	-
Accrued salaries and wages	8,922	8,828
Other current liabilities	6,073	4,256
Liabilities of discontinued operations	668	1,092
Total current liabilities	44,104	37,390

Long term liabilities:
Deferred income taxes and contingent tax reserves	17,489	33,310
Other long-term liabilities	291	-
Long term liabilities of discontinued operations	1,201	1,887
Total long term liabilities	18,981	35,197

Shareholders' Equity:
Common stock	96	96
Additional paid-in-capital	577,758	580,804
Comprehensive income	7,155	11,758
Retained earnings	285,854	234,955
Total shareholders' equity	870,863	827,613
Total liabilities and shareholders' equity	$933,948	$900,200